EXHIBIT 99.1

MAY NEWS


THE MAY DEPARTMENT STORES COMPANY REPORTS RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2003:
THIRD QUARTER EARNINGS PER SHARE WELL-ABOVE LAST YEAR

     ST. LOUIS, Nov. 11, 2003 - The May Department Stores Company [NYSE: MAY] today announced results for the third quarter of fiscal 2003.
     For the 13 weeks ended Nov. 1, 2003, earnings per share were 15 cents, compared with earnings per share of 5 cents in the similar period a year ago. Net earnings were $47 million, compared with net earnings of $16 million the prior year. Third quarter 2003 results include a charge of $6 million, or 1 cent per share, for asset impairments and other costs related to the previously announced divestiture of 34 stores. Excluding these costs, third quarter 2003 earnings were $51 million, or 16 cents per share. Third quarter 2002 earnings were $22 million, or 7 cents per share, excluding $9 million, or 2 cents per share, of division combination costs.
     Third-quarter net sales were $2.98 billion, a 0.5% decrease, compared with $2.99 billion in 2002. Store-for-store sales decreased 2.4% for the quarter.
     For the nine months ended Nov. 1, 2003, net loss per share was 1 cent, compared with earnings per share of 50 cents in 2002. Net earnings were $9 million versus $155 million a year ago. Results for the first nine months of 2003 include store divestiture costs of $324 million, or 70 cents per share, and a $31 million, or 10 cents per share, tax credit recorded following the resolution of various federal and state income tax issues. Excluding these items, 2003 net earnings for the nine months were $183 million, or 59 cents per share. Nine-month 2002 earnings were $223 million, or 72 cents per share, excluding division combination charges of $108 million, or 22 cents per share.
     Net sales for the first nine months of 2003 were $8.85 billion, a 2.9% decrease, compared with $9.12 billion in the similar 2002 period. Store-for-store sales decreased 4.8% for the first nine months of fiscal 2003.
     May opened four new department stores during the quarter: a Famous-Barr store in Columbia, Mo.; a Foley's store in Denton, Texas; a Hecht's store in Richmond, Va.; and a Kaufmann's store in Pittsburgh. The company opened a total of 10 new department stores in 2003. Year-to-date store openings for May's Bridal Group include 20 David's Bridal stores and three After Hours Formalwear stores. David's and After Hours plan to open 10 stores and 8 stores, respectively, by year-end.

                                                  - more -


                                        2

     During the 2003 third quarter, the company acquired two tuxedo rental and sales retailers - Desmonds Formalwear and Tyndall's Formal Wear - adding 71 stores to the After Hours unit of May's Bridal Group.
     Subsequent to the third quarter, May entered into an asset purchase agreement with The Gingiss Group, Inc., a national tuxedo rental and sales chain, to purchase certain assets of the company including 125 stores and related leases, related trade names, and inventory. The agreement is pending completion of a sale auction and the approval of the U.S. Bankruptcy Court for the District of Delaware, where the Gingiss bankruptcy is pending.
     At the end of the third quarter, May operated 450 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 200 David's Bridal stores, 328 After Hours Formalwear stores, and 10 Priscilla of Boston stores. May operates in 46 states, the District of Columbia, and Puerto Rico.

                                     #  #  #

     This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, and our ability to hire and retain qualified associates. Because of these factors, actual performance could differ materially from that described in forward-looking statements.


              CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS






                                           3

                       THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                       (unaudited)

                                            13 Weeks Ended                            39 Weeks Ended
                                   Nov. 1, 2003         Nov. 2, 2002          Nov. 1, 2003       Nov. 2, 2002
                                           % to               % to                   % to                 % to
(millions, except per share)      $     Net Sales       $   Net Sales        $      Net Sales     $    Net Sales
Net sales                      $ 2,976                $ 2,992             $ 8,849             $ 9,118

Cost of sales:
  Recurring                      2,160      72.6%       2,171    72.6%      6,366     71.9%     6,493      71.2%
  Restructuring markdowns            1       0.0            3     0.1           1      0.0         23       0.3

Selling, general, and
   administrative expenses         658      22.1          691    23.1       1,955     22.1      2,006      22.0
Restructuring costs                  5       0.2            6     0.2         323      3.7         85       0.9
Interest expense, net               78       2.6           96     3.2         238      2.7        265       2.9

Earnings (loss) before
   income taxes                     74       2.5           25     0.8         (34)    (0.4)       246       2.7

Provision (credit) for
   income taxes                     27      37.0*           9    37.0*        (43)   126.8*        91      37.0*

Net earnings                   $    47       1.6%     $    16     0.5%    $     9      0.1%    $  155       1.7%

Diluted earnings (loss)
   per share**                 $  0.15                $  0.05             $ (0.01)             $ 0.50

Excluding restructuring
   costs:
   Net earnings                $    51       1.7%     $    22     0.7%    $   214      2.4%    $  223       2.4%
   Diluted earnings per share**$  0.16                $  0.07             $   .69              $ 0.72

Dividends paid
   per common share            $  0.24                $  0.23-3/4         $  0.72              $ 0.71-1/4

Diluted average shares
   and equivalents               290.5                  307.4               289.9               308.4


*  Percent represents effective income tax rate.
** Based on earnings (loss) available for common shareowners.  See notes to financial information.


                        Net Sales - Percent Decrease From Prior Year

Net sales include merchandise sales and lease department income. Store-for-store sales compare sales of stores open during both years beginning the first day a new store has prior year sales and excludes sales of stores closed during both periods.

                   13 Weeks Ended            39 Weeks Ended
                   Nov. 1, 2003              Nov. 1, 2003
                          Store-for-               Store-for-
                  Total     Store           Total    Store
                  (0.5)%    (2.4)%          (2.9)%   (4.8)%










                                        4

                  THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)


(millions)
                                 Nov. 1,   Nov. 2,       LIABILITIES AND            Nov. 1,   Nov. 2,
ASSETS                              2003      2002       SHAREOWNERS' EQUITY           2003      2002
Cash and cash equivalents       $     65  $     65       Notes payable             $    270  $    618
Accounts receivable, net           1,449     1,540       Current maturities of
Merchandise inventories            3,493     3,596        long-term debt                235       315
Other current assets                  98        74       Accounts payable and
Total Current Assets               5,105     5,275        accrued expenses            2,387     2,415
                                                         Total Current Liabilities    2,892     3,348
Property and equipment, net        5,155     5,427
Goodwill and other intangibles     1,638     1,607       Long-term debt               3,802     4,041
Other assets                         129       115       Deferred income taxes          831       729
                                                         Other liabilities              525       396
                                                         ESOP preference shares         241       272
                                                         Unearned compensation          (91)     (152)
                                                         Shareowners' equity          3,827     3,790

                                                         Total Liabilities and
Total Assets                    $ 12,027  $ 12,424        Shareowners' Equity      $ 12,027  $ 12,424







                 THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (unaudited)

(millions)                                        39 Weeks Ended
                                              Nov. 1,     Nov. 2,
                                                 2003        2002
Operating activities:
   Net earnings                                 $   9       $ 155
   Depreciation and amortization                  426         406
   Store divestiture asset impairments            317          -
   Decrease in working capital and other          (61)        (17)
Total operating activities                        691         544

Investing activities:
   Net additions to property and equipment,
      and business combinations                  (480)       (598)
Total investing activities                       (480)       (598)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                           43         287
   Net (purchases) issuances of common stock      (24)         (2)
   Dividend payments                             (220)       (218)
Total financing activities                       (201)         67

Increase in cash and cash equivalents              10          13

Cash and cash equivalents, beginning of period     55          52

Cash and cash equivalents, end of period        $  65       $  65







                                        5

           THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
         NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2002 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods, which exclude the Christmas season, may not be indicative of the operating results that may be expected for the fiscal year. The company believes disclosure of earnings and earnings per share excluding restructuring costs are important metrics and are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.


Cost of Sales

Recurring cost of sales as a percent of net sales was 72.6% for both the third quarter of 2003 and 2002. For the 2003 third quarter, a 0.3% increase in occupancy costs was offset by a 0.3% decrease in the cost of merchandise. In addition, $3 million and $23 million of restructuring markdowns were incurred in the third quarter and first nine months of 2002, respectively, related to division combinations to conform merchandise assortments and to synchronize pricing and promotional strategies. For the 39 weeks ended Nov. 1, 2003, recurring cost of sales as a percent of net sales increased 0.7%, principally due to a 0.6% increase in occupancy costs.


Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales decreased from 23.1% in the third quarter of 2002 to 22.1% in the third quarter of 2003, principally due to an 0.8% decrease in payroll costs, a 0.5% decrease in advertising costs, and a 0.3% decrease in credit costs, offset by a 0.4% increase in pension costs.
SG&A expenses as a percent of net sales increased from 22.0% in the first nine months of 2002 to 22.1% in the first nine months of 2003. For the first nine months of 2003, pension costs increased 0.3% and other expenses increased 0.3%, offset by a 0.3% decrease in credit expense and a 0.2% decrease in advertising costs.


Restructuring Costs

Store Divestitures - In the second quarter of 2003, the company announced its intention to divest 34 underperforming department stores. These divestitures will result in total estimated charges of approximately $380 million, consisting of asset impairments of $317 million, inventory liquidation losses of $25 million, severance benefits of $23 million, and other charges of approximately $15 million. Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits. Of the $380 million of expected total charges, $6 million was recognized in the third quarter of 2003 and $324 million was recognized in the first nine months of 2003. Asset impairment charges were recorded to reduce store assets to their estimated fair value due to the shorter period over which they will be used. Estimated fair values were based on estimated market values for similar assets. The company will continue to fulfill its obligations under existing agreements to operate each store until satisfactory arrangements are negotiated for divestiture. This process may take three or more years to complete. Through the end of the third quarter, two stores have been closed. Severance benefits of $4 million for 250 associates and inventory liquidation and other costs of $3 million have been incurred to date. Remaining amounts will be recognized as each store is divested.

Division Combination Costs - In 2002, restructuring charges of $114 million were recognized, of which $102 million resulted from the Filene's/Kaufmann's and Robinsons-May/Meier & Frank division combinations and $12 million resulted from the closure of the Arizona Credit Center and realignment of the company's data center. Of the total charges, $9 million was recognized in the third quarter of 2002, $3 million of which was included as cost of sales. Charges of $108 million were recognized in the first nine months of 2002, of which $23 million was included as cost of sales. As of Nov. 1, 2003, severance benefits of $4 million are payable to former associates whose jobs were eliminated in these combinations. All severance will be paid by the end of 2004.


Income Taxes

The effective tax rate was 37.0% for both the third quarter of 2003 and 2002. The effective tax rate for the first nine months of 2003 was 126.8%, compared with 37.0% for the first nine months of 2002. The change is primarily due to a $31 million tax credit recorded in the first quarter of 2003 upon the resolution of various federal and state income tax issues. Excluding the $31 million tax credit, the company's estimated effective income tax rate is 37.0%.




                                       6


Diluted Earnings (Loss) Per Share

The following tables reconcile net earnings and weighted average shares outstanding to amounts used to calculate basic and diluted earnings (loss) per share for the periods shown (millions, except per share).

                                                        13 Weeks Ended
                                        Nov. 1, 2003                       Nov. 2, 2002

                                 Earnings    Shares        EPS       Earnings    Shares         EPS
Net earnings                        $  47                               $  16
ESOP preference shares'
  dividends                            (4)                                 (5)
Basic EPS                              43     290.0    $  0.15             11       288.3     $  0.05

ESOP preference shares                  -         -                         4        18.4
Assumed exercise of options
 (treasury stock method)                        0.5                         -         0.7
Diluted EPS                         $  43     290.5    $  0.15          $  15       307.4     $  0.05



                                                        39 Weeks Ended
                                        Nov. 1, 2003                       Nov. 2, 2002

                                 Earnings    Shares        EPS        Earnings    Shares          EPS
Net earnings                        $   9                                $ 155
ESOP preference shares'
  dividends                           (12)                                 (14)
Basic EPS                               3     289.9    $ (0.01)            141     288.1      $  0.50

ESOP preference shares                  -         -                         13      18.7
Assumed exercise of options
 (treasury stock method)                -         -                          -       1.6
Diluted EPS                         $  (3)    289.9    $ (0.01)          $  15     308.4      $  0.50




Trailing Years' Results
Operating results for the trailing years were as follows (millions, except per share):


                                 52 Weeks Ended
                               Nov. 1,     Nov. 2,
                                  2003       2002
Net sales                     $ 13,222   $ 13,693
Net earnings                  $    396   $    586
Diluted earnings per share    $   1.25   $   1.86